Exhibit 10.21

LVB ACQUISITION, INC.

MANAGEMENT EQUITY INCENTIVE PLAN

Adopted November 16, 2007 (the “Effective Date”)

1.	Purpose of the Plan

The purpose of LVB Acquisition, Inc. Management Equity Incentive Plan (the “Plan”) is to promote the interests of the Company and its Affiliates and stockholders by providing the key employees, directors, service providers and consultants of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or an Affiliate and to improve the growth and profitability of the Company.

2.	Definitions

As used in this Plan, the following capitalized terms shall have the following meanings:

(a) “Accreting Exercise Price” shall mean, with respect to a Hurdle Option, an Exercise Price that increases at a 10.00% compound rate on each anniversary of the Grant Date of such Option, or such other dates as may be specified in the applicable Stock Option Grant Agreement, until the earliest to occur of (i) Exercise of such Option, (ii) the fifth anniversary of the Grant Date of such Option, or such other date as may be specified in the applicable Stock Option Grant Agreement, or (iii) the occurrence of a Change of Control; provided, however, that the Exercise Price shall cease to increase as provided herein on a pro rata portion of each outstanding Hurdle Option following any sale by the Majority Stockholder of shares of Common Stock as follows: the number of shares of Common Stock underlying each outstanding Hurdle Option with respect to which the Exercise Price shall cease to increase shall be the number of shares that bears the same ratio to the total number of shares underlying such Hurdle Option on the Grant Date as the total number of shares of Common Stock directly or indirectly sold by the Majority Stockholder bears to the total number of shares of Common Stock owned by the Majority Stockholder immediately after the Closing (reduced by any shares transferred by a Majority Stockholder to executives, employees, consultants directors and other service providers prior to the first anniversary of the Closing and excluding for this purpose shares transferred by a Majority Stockholder to an Affiliate of such Majority Stockholder).

(a) “Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Agreement Termination Date” shall have the meaning given to such term in the Management Stockholders’ Agreement.

(c) “Board” shall mean the Board of Directors of the Company or any committee appointed by the Board to administer the Plan pursuant to Section 3.

(d) “Cause”, when used in connection with the termination of a Participant’s Employment, shall have the meaning set forth in any effective employment agreement or, if none, shall mean, unless otherwise provided in the applicable Stock Option Grant Agreement, the termination of the Participant’s Employment with the Company and all Affiliates on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury) that has continued after Biomet, Inc. or the Company has provided written notice of such failure and the Participant has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Participant to substantially perform his or her duties; (ii) the Participant’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or its affiliates; (iv) the commission by the Participant of any felony or other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company or any of its Affiliates, which, if such breach is reasonably susceptible to cure, has continued after Biomet, Inc. or the Company has provided written notice of such breach and the Participant has not cured such failure within 30 days of the date of such written notice; or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Participant and that causes material harm to the Company or its business reputation.

(e) “Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock or common stock of Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) representing more than 40% of the aggregate outstanding voting power of the Company, Biomet Inc. or such intermediary entity, as applicable, and such Person or Group actually has the power to vote such common stock in any such election and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company), as applicable, than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; (v) consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors or (vi) a merger, recapitalization or other direct or indirect sale by the Majority Stockholder (including through a public offering) of Common Stock that results in more than 80% of the Common Stock of the Company (or any resulting company after a merger) owned, directly or indirectly, by the Majority Stockholder immediately following the Closing, no longer being so owned by the Majority Stockholder.

(f) “Closing” shall mean the closing of transactions contemplated by the Agreement and Plan of Merger, dated as of December 18, 2006 (as amended and restated as of June 7, 2007), by and among Biomet, Inc., LVB Acquisition LLC and LVB Acquisition Merger Sub, Inc.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Commission” shall mean the U.S. Securities and Exchange Commission.

(i) “Committee” shall mean a Board Committee approved by the Board of Directors to administer the Plan.

(j) “Common Stock” shall mean the common stock of the Company, par value US $0.01 per share.

(k) “Company” shall mean LVB Acquisition, Inc.

(l) “Disability” shall mean, unless otherwise provided in any applicable Stock Option Grant Agreement, effective employment agreement or other written agreement, a permanent disability as defined in the Company’s or an Affiliate’s disability plans, or as defined from time to time by the Company, in its discretion.

(m) “EBITDA” shall mean earnings before interest, taxes, depreciation, amortization, minority interest expense, gains or losses on sales of facilities, gains or losses on extinguishment of debt, restructuring and other project specific charges (including employee severance and retention costs, external consulting fees, internal project specific costs that are temporary in nature, costs to shut-down, move or set-up and validate production equipment, asset write-downs in the sending facility, or other related expenses) attributable to the implementation of cost savings initiatives, non-cash management equity incentive expenses and any other significant extraordinary items, as determined in good faith by the Board in consultation with the Chief Executive Officer. EBITDA shall be calculated without giving effect to purchase accounting and shall further exclude transaction, management and/or similar fees paid to the Majority Stockholders and/or their Affiliates, other fees or expenses related to the acquisition of the Company by the Majority Stockholders, expenses relating to distributor payments in fiscal year 2008 (other than commissions paid in the ordinary course of business), non-cash expenses attributable to distributor equity incentives granted at or prior to Closing, legal, accounting or employee compensation expenses relating to the Option Accounting Issues, and expenses incurred in connection with defending the ongoing investigation by the U.S. Department of Justice as of the Effective Date of this Plan, including any fines or penalties paid in connection with the settlement of such investigation. For purposes of this definition, “Option Accounting Issues” shall mean the failure by Biomet, Inc., prior to the Effective Date, to (i) properly document the measurement date for any stock option grant, (ii) record stock option expense (or other items relating thereto) in accordance with GAAP or (iii) issue stock options in accordance with the terms of any applicable Stock Plan.

EBITDA targets (and cumulative EBITDA targets) for Performance Based Options will be appropriately adjusted by the Board in consultation with the Chief Executive Officer for any acquisitions or divestitures not contemplated in this Plan, as well as for any change in accounting treatment of equity compensation or other changes in GAAP promulgated by accounting standard setters.

(n) “Eligible Employee” shall mean any Employee, director, service provider or consultant who, in the judgment of the Board, should be eligible to participate in the Plan due to the services they perform on behalf of the Company or an Affiliate.

(o) “Employment” shall mean employment with the Company or any Affiliate and shall include the provision of services as a director or consultant for the Company or any Affiliate. “Employee” and “Employed” shall have correlative meanings.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q) “Exercise Date” shall have the meaning set forth in Section 4.10 herein.

(r) “Exercise Notice” shall have the meaning set forth in Section 4.10 herein.

(s) “Exercise Price” shall mean the price that the Participant must pay under the Option for each share of Common Stock as determined by the Board for each Grant and initially specified in the Stock Option Grant Agreement, subject to any increase or other adjustment that may be made following the Grant Date.

(t) “Fair Market Value” shall mean, as of any date:

a. prior to the occurrence of an Initial Public Offering, the value per share of Common Stock determined pursuant to a valuation made in good faith by the Board and based upon a reasonable valuation method; or

b. following the occurrence of an Initial Public Offering, (i) the closing price on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith to reflect the fair market value of a share of Common Stock.

(u) “Good Reason” shall have the meaning set forth in any effective employment agreement or, if none, shall mean, unless otherwise provided in the applicable Stock Option Grant Agreement, the occurrence of the following without the Participant’s consent (i) a material diminution in a Participant’s duties and responsibilities as of the Grant Date of the Options, other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change of Control, (ii) a decrease in a Participant’s base salary or bonus opportunity as of the Grant Date of the Options, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its Affiliates or (iii) a relocation of a Participant’s primary work location more than 50 miles from the Participant’s work location on the Grant Date of the Option, without the Participant’s prior written consent; provided that, within 30 days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following the Company’s receipt of such notice.

(v) “Grant” shall mean a grant of an Option under the Plan evidenced by a Stock Option Grant Agreement.

(w) “Grant Date” shall mean the Grant Date as defined in Section 4.3 herein.

(x) A “Hurdle Option” shall mean an Option with an Accreting Exercise Price which vests ratably on each of the first through fifth anniversaries of the Grant Date, or such other dates as may be set forth in the applicable Stock Option Grant Agreement, subject to the Participant’s continued Employment through each such vesting date.

(y) “Initial Majority Stockholder Shares” shall mean the shares of the Company’s common stock issued to the Majority Stockholders on or before the Closing, and shall include any stock, securities or other property or interests received by the Majority Stockholders in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance. Initial Majority Stockholder Shares sold by the Majority Stockholder to Plan participants within the first six months following the Closing shall not be counted for purposes of determining whether a Liquidity Event has occurred nor whether the required performance target for Performance Based Options has been achieved, and, once sold, shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

(z) An “Initial Public Offering” shall be deemed to occur on the effective date of the first registration statement (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) filed to register at least 20% of the total then-outstanding equity interests in the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) under the Securities Act.

(aa) “Liquidity Event” shall mean any transaction or series of transactions that results, directly or indirectly, in the sale, transfer or other disposition of (A) Initial Majority Stockholder Shares for cash, (B) assets of the Company in which the Majority Stockholders receive distributions of cash or (C) securities that the Majority Stockholders had previously received in exchange for Initial Majority Stockholder Shares or assets of the Company in which the Majority Stockholders receive distributions of cash. Initial Majority Stockholder Shares sold by the Majority Stockholder to Plan participants within the first six months following the Closing shall not be counted for purposes of determining whether a Liquidity Event has occurred and, once sold, shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

(bb) “Majority Stockholder” shall mean, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective affiliates.

(cc) “Management Stockholders’ Agreement” shall mean the LVB Acquisition, Inc. Management Stockholders’ Agreement, as such may be amended from time to time, or such other stockholders’ agreement as may be entered into between the Company and any Participant.

(dd) “MoM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash and, only for purposes of Section 4.4(c) in the event of a Change of Control, the market value of all marketable securities, received directly or indirectly by the Majority Stockholders in connection with the Liquidity Event, including all cash dividends and other distributions directly or indirectly to the Majority Stockholders in respect of the Initial Majority Stockholder Shares on or prior to the date on which the Liquidity Event occurs, divided by (ii) the aggregate purchase price paid by the Majority Stockholders for the Initial Majority Stockholder Shares. Initial Majority Stockholder Shares sold by the Majority Stockholder to Plan participants within the first six months following the Closing shall not be counted for purposes of determining whether the required performance target for Performance Based Options has been achieved, and, once sold, shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

(ee) “Non-Qualified Stock Option” shall mean an Option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(ff) “Option” shall mean an option to purchase Common Stock granted to any Participant under the Plan. Each Option granted under the Plan shall be a Non-Qualified Stock Option. Any references in the Plan to an “Option” will be deemed to include “Time Based Options,” “Hurdle Options” and “Performance Options” unless specifically noted to the contrary.

(gg) “Participant” shall mean an Eligible Employee to whom a Grant of an Option under the Plan has been made, and, where applicable, shall include Permitted Transferees.

(hh) “Performance Based Option” shall mean an Option with a fixed Exercise Price equal to the Fair Market Value of the underlying Common Stock on the Grant Date which vests based on the achievement of EBITDA targets to be established by the Board in consultation with the Chief Executive Officer of Biomet, Inc. and set forth in the applicable Stock Option Grant Agreement; provided that (i) if any Performance Based Option does not vest during a fiscal year, such Option shall remain outstanding until terminated in accordance with its terms and shall be subject to the achievement of cumulative performance targets (which will include the performance targets established for the following fiscal years) during the term of the Option, as determined by the Board and set forth in the applicable Stock Option Grant Agreement; and (ii) if:

(A) the Company achieves 97% of its EBITDA target for any fiscal year (any such fiscal year, a “97% Target Year”); and

(B) either:

(I) a Liquidity Event subsequently occurs in which the Majority Stockholder realizes an MoM that is (x) at least 2.0 if the Liquidity Event occurs on or prior to the fourth anniversary of the Closing or (y) at least 2.5 if the Liquidity Event occurs after the fourth anniversary of the Closing; or

(II) (1) an Initial Public Offering has occurred, (2) the Majority Stockholder has sold directly or indirectly, in one or more Liquidity Event(s), 80% or more of the Initial Majority Stockholder Shares (determined based on the number of the Initial Majority Stockholder Shares as of the Closing date) and (3) the Majority Stockholder has realized directly or indirectly in such Liquidity Event(s) an MoM that is at least 2.5, provided that MoM for this purpose shall be determined by multiplying clause (ii) of Section 2(dd) by a fraction, the numerator of which is the number of Initial Majority Stockholder Shares disposed of in all such Liquidity Events and the denominator or which is equal to the number of the Initial Majority Stockholder Shares as of the Closing date;

then any Performance Based Options which initially became eligible to vest in a 97% Target Year and which remain unvested as of the date on which the Liquidity Event occurs (or, in the case of clause II above, the later of the date on which the Liquidity Event occurs or the fifth anniversary of the Closing), shall immediately vest upon the occurrence of the Liquidity Event (or, in the case of clause II above, the later of the date on which the Liquidity Event occurs or the fifth anniversary of the Closing), provided the Participant is Employed on such vesting date.

(ii) “Permitted Transferee” shall have the meaning set forth in Section 4.6.

(jj) “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(kk) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ll) “Sponsor Price” shall mean $10 per share of Common Stock.

(mm) “Stock Option Grant Agreement” shall mean an agreement, substantially in the form which is attached hereto as Appendix A, entered into by each Participant and the Company evidencing the Grant of each Option pursuant to the Plan.

(nn) “Time Based Option” shall mean an Option with a fixed Exercise Price equal to the Fair Market Value of the underlying Common Stock on the Grant Date which vests ratably on each of the first through fifth anniversaries of the Grant Date, or such other dates as may be set forth in the applicable Stock Option Grant Agreement, subject to the Participant’s continuous Employment through each such vesting date.

(oo) “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

(pp) “Vesting Date” shall mean the date an Option becomes exercisable as defined in Section 4.4 herein.

3.	Administration of the Plan

The Board shall administer the Plan, provided that the Board may appoint a committee to administer the Plan. In the event the Board appoints such a committee, such committee shall have the rights and duties of the Board in respect of the Plan. No member of the Board shall participate in any decision that specifically affects such member’s interest in the Plan unless such decision also affects the Options of other Participants in the same manner.

3.1 Powers of the Board. In addition to the other powers granted to the Board under the Plan, the Board shall have the power: (a) to determine, after consulting with the Company’s Chief Executive Officer, the Eligible Employees to whom Grants shall be made; (b) to determine the time or times when Grants shall be made and to determine, after consulting with the Company’s Chief Executive Officer, the number of shares of Common Stock subject to each such Grant; (c) to prescribe the form of and terms and conditions of any instrument evidencing a Grant; (d) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (e) to construe and interpret the Plan, such rules and regulations and the instruments evidencing Grants; and (f) to make all other determinations necessary or advisable for the administration of the Plan.

3.2 Determinations of the Board. Any Grant, determination, prescription or other act of the Board shall be final and conclusively binding upon all Persons.

3.3 Indemnification of the Board. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Grant. To the full extent permitted by law, the Company shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person, or such Person’s testator or intestate, is or was a member of the Board to the extent such criminal or civil action or proceeding relates to the Plan.

3.4 Compliance with Applicable Law; Securities Matters; Effectiveness of Option Exercise. Except as otherwise expressly provided in the Management Stockholders’ Agreement, the Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Common Stock pursuant to the exercise of any Options, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations or requirements.

The Company may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of Common Stock pursuant to any Grant to ensure compliance under federal or state securities laws, provided that the Company shall take any commercially reasonable steps to reduce or eliminate any restrictions requiring such a period of deferral (it being understood that this proviso shall in no event obligate the Company or its Affiliates to file a registration statement). The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of Common Stock pursuant to any Grant. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

3.6 Plan Term. The Board shall not Grant any Options under this Plan on or after November 16, 2017. All Options which remain outstanding after such date shall continue to be governed by the Plan.

4.	Options

Subject to adjustment as provided in Section 4.13 hereof, the Board may grant to Participants Options to purchase shares of Common Stock of the Company that, in the aggregate, do not exceed 37,520,000 shares of Common Stock for all Plan Participants. With respect to each Grant made to a Participant under the Plan, unless otherwise specified in the Stock Option Grant Agreement evidencing such Grant, fifty percent (50%) of the Option that is part of such Grant will be a Time Based Option, twenty-five percent (25%) of the Option that is part of such Grant will be a Hurdle Option and twenty-five percent (25%) of the Option that is part of such Grant will be a Performance Based Option. To the extent that any Option granted under the Plan terminates, expires or is canceled without having been exercised, the shares of Common Stock covered by such Option shall again be available for Grant under the Plan.

4.1 Identification of Options. The Options granted under the Plan shall be clearly identified in the Stock Option Grant Agreement as Non-Qualified Stock Options.

4.2 Exercise Price. The Exercise Price of any Option granted under the Plan shall be such price as the Board shall determine (provided that such Exercise Price must be at least equal to the Fair Market Value of a share of Common Stock on the Grant Date and not less than the minimum price required by law) and which shall be specified in the Stock Option Grant Agreement. The initial Exercise Price of each Option which is granted as of the Effective Date will be equal to the Sponsor Price, which the Board has determined represents the Fair Market Value of the shares as of the Grant Date of such Options.

4.3 Grant Date. The Grant Date of the Options shall be the date designated by the Board and specified in the Stock Option Grant Agreement as of the date the Option is granted.

4.4 Vesting Date of Options.

(a) Vesting Schedule. Each Stock Option Grant Agreement shall indicate the date(s) and/or condition(s) under which the Option(s) granted therein shall become exercisable, subject in all cases to the Participant’s continuous Employment through the applicable Vesting Date. Unless the Committee provides otherwise, the vesting of an Option granted under this Plan may be suspended during any leave of absence as may be set forth by Company policy, if any.

(b) Accelerated Vesting on a Qualifying Termination. In the event that a Participant’s Employment is terminated by the Company without Cause or by the Participant for Good Reason during the two (2)-year period following a Change of Control of the Company, all of the Participant’s outstanding Time Based Options, Hurdle Options and Options that have been converted into time-based vesting Options in accordance with Section 4.4(c) below, if any, shall immediately vest as of the date of such termination of Employment.

(c) Accelerated Vesting on a Change of Control. In the event that, prior to the fifth anniversary of the Closing, a Change of Control of the Company occurs which results in the Majority Stockholder realizing directly or indirectly an amount in cash equal to the greater of (i) an MoM of at least 2.0 or (ii) an internal rate of return (including all cash and the market value of all marketable securities received in connection with such Change of Control and all cash dividends and other distributions to the Majority Stockholders in respect of the Initial Majority Stockholder Shares prior to the Change of Control) of at least 20%, then all outstanding Performance Based Options held by the Participant which, as of the date of the Change of Control, have not yet become eligible to vest by virtue of the annual EBITDA targets, shall be automatically converted into time-based vesting Options and shall vest (based solely on the passage of time and without regard to any EBITDA targets) on the date on which such Options would have vested if (x) no Change of Control had occurred and (y) the Company had achieved the annual EBITDA targets applicable to such Options.

4.5 Expiration of Options. All Options, whether vested or not, shall expire on the tenth anniversary of their Grant Date unless such Options expire earlier as provided below. With respect to each Participant, such Participant’s Option(s), or portion thereof, which have not become exercisable shall expire on the date such Participant’s Employment is terminated for any reason unless otherwise specified herein or in the Stock Option Grant Agreement. With respect to each Participant, each Participant’s Option(s), or any portion thereof, which have become exercisable on or before the date such Participant’s Employment is terminated shall, unless otherwise provided in the Participant’s Stock Option Grant Agreement, expire on the earliest to occur of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause; (ii) 30 days following the date the Participant resigns from Employment without Good Reason, (iii) 90 days after the date the Participant’s Employment is terminated by the Company for any reason other than Cause, death, Disability or the Participant’s resignation from Employment with Good Reason; (iv) one year after the date the Participant’s Employment is terminated by reason of death or Disability; or (iv) the tenth anniversary of the Grant Date of such Option(s). For the avoidance of doubt, any Option, or portion thereof, that has become exercisable by a Permitted Transferee on account of the death of a Participant shall expire one year after the date such deceased Participant’s Employment terminated by reason of death, unless otherwise provided in the Participant’s Stock Option Grant Agreement, and any Option or portion thereof that has been transferred to a Permitted Transferee during the lifetime of a Participant shall expire in connection with the Participant’s termination of Employment at the time set forth under this Section 4.5 as if the Option were held directly by the Participant, unless otherwise provided in the Participant’s Stock Option Grant Agreement. Notwithstanding the foregoing, the Board may specify in the Stock Option Grant Agreement a different expiration date or period for any Option granted hereunder, and such expiration date or period shall supersede the foregoing expiration period (provided that in no event shall any Option expire more than ten years following the Grant Date of such Option).

4.6 Limitation on Transfer. Each Option granted to a Participant shall be exercisable only by such Participant, except that a Participant may assign or transfer his or her rights with respect to any or all of the Options held by such Participant to: (i) such Participant’s beneficiaries or estate upon the death of the Participant and (ii) subject to the prior written approval by the Board (unless otherwise provided in the applicable Stock Option Grant Agreement), and subject to compliance with all applicable tax, securities and other laws, any trust or custodianship created by the Participant, the beneficiaries of which may include only the Participant, the Participant’s spouse or the Participant’s lineal descendants (by blood or adoption), (each of (i) and (ii), a “Permitted Transferee”).

4.7 Condition Precedent to Transfer of Any Option. It shall be a condition precedent to any Transfer of any Option by any Participant that the Transferee, if not already a Participant in the Plan, shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Plan, the Stock Option Grant Agreement and the Management Stockholder’s Agreement as if he or she had been an original signatory thereto, except that any provisions of the Plan based on the Employment (or termination thereof) of the original Participant shall continue to be based on the Employment (or termination thereof) of the original Participant.

4.8 Effect of Void Transfers. In the event of any purported Transfer of any Option in violation of the provisions of the Plan, such purported Transfer shall, to the extent permitted by applicable law, be void and of no effect.

4.9 Exercise of Options. A Participant may exercise any or all of his or her vested Options by serving an Exercise Notice on the Company as provided in Section 4.10 herein.

4.10 Method of Exercise. The Option shall be exercised by delivery of written notice to the Company’s principal office (the “Exercise Notice”), to the attention of its Secretary, no less than two business days in advance of the effective date of the proposed exercise (the “Exercise Date”). Such notice shall (a) specify the number of shares of Common Stock with respect to which the Option is being exercised, the Grant Date of such Option and the Exercise Date, (b) be signed by the Participant, (c) prior to the Agreement Termination Date, indicate in writing that the Participant agrees to be bound by the Management Stockholders’ Agreement, and (d) if the Option is being exercised by the Participant’s Permitted Transferee(s), such Permitted Transferee(s) shall indicate in writing that they agree to and shall be bound by the Plan and Stock Option Grant Agreement as if they had been original signatories thereto (as provided in Section 4.7 hereof) and, prior to the Agreement Termination Date, by the Management Stockholders’ Agreement. The Exercise Notice shall include payment in cash for an amount equal to the Exercise Price multiplied by the number of shares of Common Stock specified in such Exercise Notice or any method otherwise approved by the Board. In addition, the Participant shall be responsible for the payment of applicable withholding and other taxes in cash (or shares of Common Stock, if approved by the Board, in an amount not to exceed the Company’s minimum statutory withholding obligations) that may become due as a result of the exercise of such Option. The Board may, in its discretion, permit Participants to make the above-described payments in forms other than cash. In addition, in the event that a Participant’s Employment terminates due to death or Disability or is terminated by the Company without Cause or by the Participant for Good Reason or as otherwise provided in a Stock Option Grant Agreement, the Company will permit such Participant to exercise all or any portion of his or her then-exercisable Option through net-physical settlement (to satisfy both the exercise price and applicable withholding taxes (at the minimum statutory withholding rate)); provided that the Company’s Chief Financial Officer makes a good faith determination at such time and after reasonable efforts to consult with the Company’s independent auditors that net physical settlement of any such Options would not produce materially less favorable accounting consequences for the Company than if the exercise price for any such Options were paid in cash. The partial exercise of the Option, alone, shall not cause the expiration, termination or cancellation of the remaining Options.

4.11 Certificates of Shares. Subject to Section 3.4 herein, upon the exercise of the Options in accordance with Section 4.10 and, prior to the occurrence of the Agreement Termination Date, upon execution of the Management Stockholders’ Agreement, in the Board’s discretion, certificates of shares of Common Stock shall be issued in the name of the Participant and delivered to such Participant or the ownership of such shares shall be otherwise recorded in a book-entry or similar system utilized by the Company as soon as practicable following the Exercise Date. Prior to the Agreement Termination Date, no shares of Common Stock shall be issued to or recorded in the name of any Participant until such Participant agrees to be bound by and executes the Management Stockholders’ Agreement.

4.12 Amendment of Terms of Options. The Board may, in its discretion, amend the Plan or terms of any Option, provided, however, that any such amendment shall not impair or adversely affect the Participants’ rights under the Plan or such Option without such Participant’s written consent.

4.13 Adjustment Upon Changes in Company Stock.

(a) Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Board shall make such equitable adjustments as the Board considers appropriate to prevent the enlargement or dilution of rights with respect to the number of shares of Common Stock subject to grant under this Plan, the number of shares of Common Stock subject to the Options and/or the Exercise Price per share of Common Stock.

(b) Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), the Options outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Common Stock subject to any such Option would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the stockholders of the Company retain their shares of Common Stock and are not entitled to any additional or other consideration, the Options shall not be affected by such transaction).

(c) Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the consolidated Company’s assets, (iii) a merger or consolidation involving the Company that constitutes a Change of Control in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company that constitutes a Change of Control in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Board shall either (A) provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property for which the shares of stock underlying such Options are exchanged and, incident thereto, make an equitable adjustment, as determined by the Board, in the exercise price of the options, or the number or kind of securities or amount of property subject to the options and/or (B) cancel, effective immediately prior to such event, any outstanding Option (whether or not exercisable or vested) and in full consideration of such cancellation pay to the Participant an amount in cash, with respect to each underlying share of Common Stock, equal to the excess of (1) the value, as determined by the Board in its discretion, of securities and/or property (including cash) received by the holders of shares of Common Stock as a result of such event over (2) the Exercise Price, as the Board may consider equitable to prevent dilution or enlargement of rights.

(d) Extraordinary Dividends. In the event the Company declares and pays an extraordinary cash dividend, with respect to Options then outstanding on the date such extraordinary cash dividend is paid, the Board shall adjust the per-share Exercise Price of each such Option and/or provide for a payment in cash to the holder of each such Option (which payment may be made upon vesting of such Options or portions thereof) as the Board may consider equitable to prevent dilution or enlargement of rights.

(e) Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 4.13(a), (b), (c) or (d) hereof, the Board shall, in its discretion, make such equitable adjustments in the number and kind of shares or securities subject to Options outstanding on the date on which such change occurs and in the per-share Exercise Price of each such Option as the Board may consider appropriate to prevent dilution or enlargement of rights.

(f) No Other Rights. Except as expressly provided in the Plan or the Stock Option Grant Agreements evidencing the Options, the Participants shall not have any rights by reason of (i) any subdivision or consolidation of shares of Common Stock or shares of stock of any class, (ii) the payment of any dividend, any increase or decrease in the number of shares of Common Stock, or (iii) any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or the Stock Option Grant Agreements evidencing the Options, no issuance by the Company of shares of Common Stock or shares of stock of any class, or securities convertible into shares of Common Stock or shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to the Options or the Exercise Price of such Options.

(g) Savings Clause. No provision of this Section 4.13 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code; provided that the Company shall use commercially reasonable efforts to put the Participants in the same position in which they would have been but for the application of this Paragraph (g).

(h) Notice of Tag Along Event. The Company will notify each Participant of any transaction pursuant to which the Participant, if he or she held the Common Stock underlying his or her Option, would be permitted to exercise tag-along rights or transfer rights pursuant Section 4(b) of the Management Stockholders’ Agreement in sufficient time to allow the Participant to exercise his Option and participate in such transaction.

5.	Restrictive Covenants

5.1 Confidentiality and Trade Secrets. By accepting an award under the Plan, Participants agree to hold in strict confidence any proprietary or Confidential Information related to the Company and its Affiliates. For purposes of the Plan, the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists, customers’ secrets or Trade Secrets. For purposes of the Plan, “Trade Secrets” shall mean all Confidential Information, including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, from which the Company or any of its Affiliates derives independent economic value, actual or potential, because such information is not generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and which the Company and its Affiliates make reasonable efforts to maintain secret.

5.2 Non-Competition. Participants agree that the Company would likely suffer significant and irreparable harm from Participants’ competing with the Company or any of its Subsidiaries during the Participants’ Employment and for some period of time thereafter. Accordingly, by accepting an award under the Plan, Participants agree that they will not, during their Employment and for the period following termination of their Employment specified in any applicable Stock Option Grant Agreement or, if no such period is specified, for a period of twelve (12) months following termination of their Employment, directly or indirectly perform Competitive Services (as defined below) for any person, firm, partnership, corporation, or other entity which develops, manufactures, markets, distributes, or sells products materially similar to or competitive with those products developed, manufactured, marketed, distributed, or sold by the Company or any of its Subsidiaries or included in the business plans of the Company or any of its Subsidiaries during the term of Participant’s Employment (any such person, firm, partnership, corporation, or other entity, a “Competitor”). For purposes of the Plan, “Competitive Services” means services provided to a Competitor: (A) which are substantially similar to those provided by Participant to the Company or any of its Subsidiaries during his or her employment with the Company or any of its Subsidiaries; (B) where Participant’s direct or indirect use or disclosure of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets to or on behalf of the Competitor would provide the Competitor with a competitive advantage; (C) where it is likely that as part of Participant’s capacity he or she would inevitably use or disclose any of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets; (D) where Participant solicits, attempts to solicit, or engages in discussions or other communications with any past, present or potential customer of the Company or any of its Subsidiaries with whom Participant communicated or had any interaction during the preceding eighteen (18) months with the purpose or intent of promoting, marketing, selling, or obtaining orders for any Competing Product; or (E) where Participant interferes adversely with any past, present, or prospective business relationships between the Company or any of its Subsidiaries and any of their respective customers, potential customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which the Company or any of its Subsidiaries conducts business. For purposes of the Plan, “Competing Product” means any orthopedic product sold or intended to be sold by the Company or any of its Subsidiaries and with which the Participant worked or was otherwise involved during the last two (2) years of Participant’s Employment.

5.3 Non-Solicitation. Participants agree that the Company would likely suffer significant and irreparable harm from Participants’ solicitation of employees, distributors, distributors’ sales representatives, sales representatives, customers, suppliers or vendors of the Company or any of its Subsidiaries during the Participants’ Employment and for some period of time thereafter. Accordingly, by accepting an award under the Plan, Participants agree that they will not, during their Employment and for the period following termination of their Employment specified in any applicable Stock Option Grant Agreement or, if no such period is specified, for a period of twelve (12) months following termination of their Employment, whether on their own behalf or on behalf of any other Person, either directly or indirectly (i) hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company or any of its Subsidiaries to leave that employment or cease performing those services, (ii) solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any Person who is a past or current customer, supplier, or vendor of the Company or any of its Subsidiaries to cease being a customer, supplier, or vendor of the Company or any of its Subsidiaries or to divert all or any part of such Person’s business from the Company or any of its Subsidiaries or (iii) solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any distributor, sales representative or associate of the Company or any of its Subsidiaries to terminate their relationship or association with the Company or any of its Subsidiaries or distributors, or do any act which may result in the impairment of the relationship between the Company or any of its Subsidiaries and their respective agents, employees, consultants, representatives or distributors.

5.4 Company’s Remedies for Violation of Non-Competition or Non-Solicitation Covenant. In the event that either the Participant’s Employment with the Company is terminated for Cause or the Participant violates any of the restrictive covenants set forth in Section 5.1, Section 5.2 or Section 5.3:

(a) all Options held by such Participant, whether vested or unvested, shall be immediately canceled as of the commencement of business on the date on which the Participant’s Employment is terminated for Cause or the first date on which such violation occurs;

(b) in either case prior to the Agreement Termination Date, the Company (or its designated assignee) shall have (i) the call rights, with respect to shares of Common Stock held by the Participant (including shares acquired through the exercise of Options under the Plan), that are set forth in Section 3(b)(ii)(A) of the Management Stockholders’ Agreement and (ii) the right to receive from the Participant the payments described in Section 3(b)(v) of the Management Stockholders’ Agreement (if any); and

(c) in either case, following the Agreement Termination Date, the Participant shall be obligated to pay to the Company as liquidated damages, in addition to all other rights and remedies the Company may have, an amount equal to the amount which the Participant will be required to recognize in income for U.S. federal income tax purposes as a result of such Participant’s exercise of Options at any time following, or within one year prior to, the date of termination of his or her Employment.

5.5 Remedies. Except as provided in Section 5.6, the Company’s sole recourse under the Plan against the Participant for any violation by the Participant of any of the restrictive covenants set forth in Section 5.2 or Section 5.3 shall be the rights and remedies described in Section 5.4. The Company’s rights under Section 5.4 shall be in addition to, and shall not in any way prejudice the Company with respect to, any other rights and remedies the Company may have in the event of any violation by the Participant of the restrictive covenants set forth in Section 5.1.

5.6 Payment for Compliance with Non-Competition and Non-Solicitation Covenants.

(a) The Participant hereby agrees that, if he or she resigns from or otherwise terminates his or her Employment with the Company without Good Reason or his or her Employment is terminated for Cause, (i) the Company shall have the right (which it may exercise or not exercise in its sole discretion in accordance with Section 5.6(b) hereof) to (A) continue paying the Participant his or her base salary (as in effect on the date of termination of the Participant’s Employment), in accordance with the Company’s normal payroll practices, for a period not to exceed twelve (12) months following the date of termination of the Participant’s Employment (the “Salary Continuation Period”) and (B) pay the Participant an amount equal to the product of (x) the lesser of the annual bonus the Participant received for the year immediately preceding the year in which the Participant’s employment is terminated (if any) or the Participant’s target annual bonus for the year in which the Participant’s employment is terminated (if any) and (y) a fraction, the numerator of which is the number of whole calendar months in the Salary Continuation Period and the denominator of which is twelve (12), which amount shall be paid in installments over the course of the Salary Continuation Period in accordance with the Company’s normal payroll practices (such salary and bonus payments, the Participant’s “Non-Compete Compensation”) and (ii) during the Salary Continuation Period (if any), the Participant shall be bound by, and shall comply with the provisions of, Section 5.2 and Section 5.3 hereof. The Company’s rights under this Section 5.6 shall be in addition to, and shall not in any way prejudice the Company with respect to, its rights under Section 5.4 hereof. For the avoidance of doubt, the Participant shall remain bound by the provisions of Section 5.1 hereof regardless of whether or not the Company exercises its rights under this Section 5.6.

(b) In the event that a Participant’s Employment is terminated by the Participant or the Company as described in Section 5.6(a) hereof, the Company automatically shall be deemed to exercise its rights under this Section 5.6 and the Salary Continuation Period for such Participant shall be deemed to be twelve (12) months following the date of termination of the Participant’s Employment, unless the Company notifies the Participant, within thirty (30) business days following the effective date of termination of the Participant’s Employment, either that it will not exercise its rights under this Section 5.6 or that the length of the Salary Continuation Period for such Participant shall be less than twelve (12) months.

(c) The Company in its sole discretion may elect, at any time during the Salary Continuation Period, to discontinue the Salary Continuation Period by notifying the Participant in writing at least thirty (30) business days prior to the date on which the Salary Continuation Period will terminate. If the Company elects to discontinue the Salary Continuation Period as described in the preceding sentence, then the Participant shall cease to be bound by the provisions of Section 5.2 and Section 5.3 hereof as of the date on which the Salary Continuation Period terminates.

(d) Notwithstanding anything in this Plan to the contrary, in the event that the Participant violates any provision of Section 5.2 or Section 5.3 during the Salary Continuation Period, (i) the Company shall immediately cease paying the Participant the Non-Compete Compensation and (ii) the Participant shall nonetheless remain bound by the provisions of Section 5.2 and Section 5.3 hereof for the remainder of the period during which he or she would have been bound by such obligations if no such violation had occurred.

5.7 The restrictive covenants set forth in Sections 5.1, 5.2 and 5.3 hereof shall be in addition to, and nothing in this Section 5 (including, without limitation, the Company’s rights under Section 5.6 hereof and any election by the Company to exercise or not exercise such rights) shall in any way prejudice the Company’s rights with respect to, any restrictive covenants and confidentiality obligations (or similar restrictions and obligations) in favor of the Company which are applicable to the Participant by law, in equity, or under any other plan, program, agreement or arrangement with the Company (including, without limitation, the Participant’s common law obligations with respect to the Company’s confidential information).

5.8 The Participant recognizes that a breach or threatened breach of the restrictive covenants set forth in Sections 5.1, 5.2 and 5.3 hereof may give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Participant agrees that in the event of a breach or threatened breach of the restrictive covenants set forth in Section 5.1 hereof or, during the Salary Continuation Period (if any), Section 5.2 or Section 5.3 hereof, the Company may seek and obtain injunctive relief, temporary, preliminary or permanent, against such breach or threatened breach, in addition to recovering any monetary damages from the Participant. The Participant further agrees and acknowledges that greater injury would likely result by refusing the Company or its successors or assigns injunctive relief than by granting such injunctive relief. The Participant hereby waives any right to require the Company to obtain a bond in connection with any such injunctive proceedings. The Company shall also be entitled to recover from the Participant its reasonable attorneys’ fees and costs of any action that it successfully brings against the Participant for any breach or threatened breach described in this Section 5.8.

5.9 The restrictive covenants set forth in this Section 5 shall be binding upon, and shall inure to the benefit of, the Company, its Affiliates and their respective successors and assigns. By accepting an award under the Plan, the Participant agrees that the Company shall have the right to assign any or all of its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, public offering, or otherwise.

5.10 Notwithstanding anything to the contrary in this Plan, the construction, enforceability and interpretation of this Section 5 shall be governed by the laws of the state in which the Participant’s employer operates its principal place of business. Except as expressly provided herein, the failure of the Company to insist upon performance of any of the provisions of this Section 5 or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights. The Participant further agrees that any legal action relating to this Section 5 shall be commenced and maintained exclusively before any appropriate venue located in the local, county or federal court in which the Participant’s employer operates its principal place of business. Participants hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts.

6.	Miscellaneous

6.1 Rights as Stockholders. The Participants shall not have any rights as stockholders with respect to any shares of Common Stock covered by or relating to the Options granted pursuant to the Plan until the date the Participants become the registered owners of such shares. Except as otherwise expressly provided in Sections 4.12 and 4.13 hereof, no adjustment to the Options shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

6.2 No Special Employment Rights. Nothing contained in the Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate Employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of the grant of any Option.

6.3 No Obligation to Exercise. The Grant to the Participants of the Options shall impose no obligation upon the Participants to exercise such Options.

6.4 Restrictions on Common Stock. The rights and obligations of the Participants with respect to Common Stock obtained through the exercise of any Option provided in the Plan shall be governed by the terms and conditions of the Management Stockholders’ Agreement.

6.5 Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or on the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Participant:

To the most recent address shown on records of the Company or its Affiliate.

If to the Company, to:

LVB Acquisition, Inc.

c/o Biomet, Inc.

P.O. Box 587

Warsaw, Indiana 46581-0587, U.S.A.

Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith.

6.6 Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

6.7 Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law.

6.8 Governing Law. Except as expressly provided in Section 5.10 hereof, the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

APPENDIX A

FORM OF STOCK OPTION GRANT AGREEMENT

(Non-Qualified Stock Options)

THIS AGREEMENT, made as of this [    ] day of [                        ], 2007 between LVB Acquisition, Inc. (the “Company”) and [                                        ] (the “Participant”).

WHEREAS, the Company has adopted and maintains the LVB Acquisition, Inc. Management Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non-Qualified Stock Options to purchase shares of Common Stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to              shares of Common Stock of the Company. Fifty percent (50%) of the Option (representing an Option to purchase [            ] shares) will be a Time Based Option, twenty-five percent (25%) of the Option (representing an Option to purchase [            ] shares) will be a Hurdle Option and twenty-five percent (25%) of the Option (representing an Option to purchase [            ] shares) will be a Performance Based Option.

2. Grant Date. The Grant Date of the Option hereby granted is                         .

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

4. Exercise Price. The exercise price of each share of Common Stock underlying the Option hereby granted is $10.00. The portion of the Option that is a Hurdle Option will have an Accreting Exercise Price in accordance with the Plan.

5. Vesting Date. The Option shall become exercisable as follows:

a. With respect to the portion of the Option that is a Time Based Option, twenty percent (20%) of such Time Based Option shall vest on [            ] in each of calendar years [            ], [            ], [            ], [            ] and [            ];

b. With respect to the portion of the Option that is a Hurdle Option, twenty percent (20%) of such Hurdle Option shall vest, and the Accreting Exercise Price shall increase, on [            ] in each of calendar years [            ], [            ], [            ], [            ] and [            ]; and

c. With respect to the portion of the Option that is a Performance Based Option, [insert applicable vesting schedule and performance targets];

subject in each case to the Participant’s continued Employment on each such Vesting Date.

6. Expiration Date. Subject to the provisions of the Plan, with respect to the Option or any portion thereof which has not become exercisable, the Option shall expire on the date the Participant’s Employment is terminated for any reason, and with respect to any Option or any portion thereof which has become exercisable, the Option shall expire on the earliest to occur of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause; (ii) 30 days following the date the Participant resigns from Employment without Good Reason, (iii) 90 days after the date the Participant’s Employment is terminated by the Company for any reason other than Cause, death, Disability or the Participant’s resignation from Employment with Good Reason; (iv) one year after the date the Participant’s Employment is terminated by reason of death or Disability; or (iv) the tenth anniversary of the Grant Date. For the avoidance of doubt, the Option, or portion thereof, that has become exercisable by a Permitted Transferee on account of the death of a Participant shall expire one year after the date such deceased Participant’s Employment terminated by reason of death, and the Option or portion thereof that has been transferred to a Permitted Transferee during the lifetime of a Participant shall expire in connection with the Participant’s termination of Employment at the time set forth under this Section 6 as if the Option were held directly by the Participant. Notwithstanding the foregoing, in the event that (a) the Participant is employed on the Vesting Date applicable to any portion of his or her Performance Based Option, (b) the Participant’s Employment is terminated prior to the time at which the Board determines whether the EBITDA target applicable to such portion of Participant’s Performance Based Option (and/or the cumulative EBITDA target applicable to any additional portion(s) of Participant’s Performance Based Option) was met and (c) the Board subsequently determines that such EBITDA target and/or cumulative EBITDA target was met, then the time period set forth in clause (ii), (iii) or (iv) of the first sentence of this Section 6 (as applicable) shall begin to run with respect to such portion or portions of Participant’s Performance Based Option as of the date on which the Participant is notified that the Board determined that the relevant EBITDA target and/or cumulative EBITDA target was met rather than as of the date of termination of Participant’s Employment. In no event shall the Option remain outstanding for more than ten years following the Grant Date.

7. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the

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modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code; provided that the Company shall use commercially reasonable efforts to put the Participants in the same position in which they would have been but for the application of this Paragraph 7.

8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9. Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant. All shares of Common Stock obtained pursuant to the Option granted herein shall not be transferred except as provided in the Management Stockholders’ Agreement.

10. Restrictive Covenants.

a. Confidentiality and Trade Secrets. By accepting an award under the Plan, Participant agrees to hold in strict confidence any proprietary or Confidential Information related to the Company and its Affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists, customers’ secrets or Trade Secrets. For purposes of this Agreement, “Trade Secrets” shall mean all Confidential Information, including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, from which the Company or any of its Affiliates derives independent economic value, actual or potential, because such information is not generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and which the Company and its Affiliates make reasonable efforts to maintain secret.

b. Non-Competition. Participant agrees that the Company would likely suffer significant and irreparable harm from Participant’s competing with the Company or any of

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its Subsidiaries during the Participant’s Employment and for some period of time thereafter. Accordingly, by accepting an award under the Plan, Participant agrees that he or she will not, during Participant’s Employment and for a period of [insert applicable period] following termination of his or her Employment, directly or indirectly perform Competitive Services (as defined below) for any person, firm, partnership, corporation, or other entity which develops, manufactures, markets, distributes, or sells products materially similar to or competitive with those products developed, manufactured, marketed, distributed, or sold by the Company or any of its Subsidiaries or included in the business plans of the Company or any of its Subsidiaries during the term of Participant’s Employment (any such person, firm, partnership, corporation, or other entity, a “Competitor”). For purposes of this Agreement, “Competitive Services” means services provided to a Competitor: (A) which are substantially similar to those provided by Participant to the Company or any of its Subsidiaries during his or her employment with the Company or any of its Subsidiaries; (B) where Participant’s direct or indirect use or disclosure of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets to or on behalf of the Competitor would provide the Competitor with a competitive advantage; (C) where it is likely that as part of Participant’s capacity he or she would inevitably use or disclose any of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets; (D) where Participant solicits, attempts to solicit, or engages in discussions or other communications with any past, present or potential customer of the Company or any of its Subsidiaries with whom Participant communicated or had any interaction during the preceding eighteen (18) months with the purpose or intent of promoting, marketing, selling, or obtaining orders for any Competing Product; or (E) where Participant interferes adversely with any past, present, or prospective business relationships between the Company or any of its Subsidiaries and any of their respective customers, potential customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which the Company or any of its Subsidiaries conducts business. For purposes of this Agreement, “Competing Product” means any orthopedic product sold or intended to be sold by the Company or any of its Subsidiaries and with which the Participant worked or was otherwise involved during the last two (2) years of Participant’s Employment.

c. Non-Solicitation. Participant agrees that the Company would likely suffer significant and irreparable harm from Participant’s solicitation of employees, distributors, distributors’ sales representatives, sales representatives, customers, suppliers or vendors of the Company or any of its Subsidiaries during the Participants’ Employment and for some period of time thereafter. Accordingly, by accepting an award under the Plan, Participant agrees that he or she will not, during Participant’s Employment and for a period of [insert applicable period] following termination of his or her Employment, whether on his or her own behalf or on behalf of any other Person, either directly or indirectly (i) hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company or any of its Subsidiaries to leave that employment or cease performing those services, (ii) solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any Person who is a past or current customer, supplier, or vendor of the Company or any of its Subsidiaries to cease being a customer, supplier, or vendor of the Company or any of its Subsidiaries or to divert all or any part of such Person’s business from the Company or any of its Subsidiaries or (iii) solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any distributor, sales representative or associate of the Company or any of its Subsidiaries to terminate their relationship or association with the

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Company or any of its Subsidiaries or distributors, or do any act which may result in the impairment of the relationship between the Company or any of its Subsidiaries and their respective agents, employees, consultants, representatives or distributors.

d. Company’s Remedies for Violation of Non-Competition or Non-Solicitation Covenant. In the event that either the Participant’s Employment with the Company is terminated for Cause or the Participant violates any of the restrictive covenants set forth in Section 10(a), Section 10(b) or Section 10(c):

(i) all Options held by such Participant, whether vested or unvested, shall be immediately canceled as of the commencement of business on the date on which the Participant’s Employment is terminated for Cause or the first date on which such violation occurs;

(ii) in either case prior to the Agreement Termination Date, the Company (or its designated assignee) shall have (i) the call rights, with respect to shares of Common Stock held by the Participant (including shares acquired through the exercise of Options under the Plan), that are set forth in Section 3(b)(ii)(A) of the Management Stockholders’ Agreement and (ii) the right to receive from the Participant the payments described in Section 3(b)(v) of the Management Stockholders’ Agreement (if any); and

(iii) in either case, following the Agreement Termination Date, the Participant shall be obligated to pay to the Company as liquidated damages, in addition to all other rights and remedies the Company may have, an amount equal to the amount which the Participant will be required to recognize in income for U.S. federal income tax purposes as a result of such Participant’s exercise of Options at any time following, or within one year prior to, the date of termination of his or her Employment.

e. Remedies. Except as provided in Section 10(f), the Company’s sole recourse under the Plan against the Participant for any violation by the Participant of any of the restrictive covenants set forth in Section 10(b) or Section 10(c) shall be the rights and remedies described in Section 10(d). The Company’s rights under Section 10(d) shall be in addition to, and shall not in any way prejudice the Company with respect to, any other rights and remedies the Company may have in the event of any violation by the Participant of the restrictive covenants set forth in Section 10(a).

f. Payment for Compliance with Non-Competition and Non-Solicitation Covenants.

(i) The Participant hereby agrees that, if he or she resigns from or otherwise terminates his or her Employment with the Company without Good Reason or his or her Employment is terminated for Cause, (i) the Company shall have the right (which it may exercise or not exercise in its sole discretion in accordance with Section 10(f)(ii) hereof) to (A) continue paying the Participant his or her base salary (as in effect on the date of termination of the Participant’s Employment), in accordance with the Company’s normal payroll practices, for a period not to exceed twelve (12) months following the date of termination of the Participant’s Employment (the “Salary Continuation Period”) and (B) pay the Participant an amount equal to

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the product of (x) the lesser of the annual bonus the Participant received for the year immediately preceding the year in which the Participant’s employment is terminated (if any) or the Participant’s target annual bonus for the year in which the Participant’s employment is terminated (if any) and (y) a fraction, the numerator of which is the number of whole calendar months in the Salary Continuation Period and the denominator of which is twelve (12), which amount shall be paid in installments over the course of the Salary Continuation Period in accordance with the Company’s normal payroll practices (such salary and bonus payments, the Participant’s “Non-Compete Compensation”) and (ii) during the Salary Continuation Period (if any), the Participant shall be bound by, and shall comply with the provisions of, Section 10(b) and Section 10(c) hereof. The Company’s rights under this Section 10(f) shall be in addition to, and shall not in any way prejudice the Company with respect to, its rights under Section 10(d) hereof. For the avoidance of doubt, the Participant shall remain bound by the provisions of Section 10(a) hereof regardless of whether or not the Company exercises its rights under this Section 10(f).

(ii) In the event that a Participant’s Employment is terminated by the Participant or the Company as described in Section 10(f)(i) hereof, the Company automatically shall be deemed to exercise its rights under this Section 10(f) and the Salary Continuation Period for such Participant shall be deemed to be twelve (12) months following the date of termination of the Participant’s Employment, unless the Company notifies the Participant, within thirty (30) business days following the effective date of termination of the Participant’s Employment, either that it will not exercise its rights under this Section 10(f) or that the length of the Salary Continuation Period for such Participant shall be less than twelve (12) months.

(iii) The Company in its sole discretion may elect, at any time during the Salary Continuation Period, to discontinue the Salary Continuation Period by notifying the Participant in writing at least thirty (30) business days prior to the date on which the Salary Continuation Period will terminate. If the Company elects to discontinue the Salary Continuation Period as described in the preceding sentence, then the Participant shall cease to be bound by the provisions of Section 10(b) and Section 10(c) hereof as of the date on which the Salary Continuation Period terminates.

(iv) Notwithstanding anything in this Plan to the contrary, in the event that the Participant violates any provision of Section 10(b) or Section 10(c) during the Salary Continuation Period, (i) the Company shall immediately cease paying the Participant the Non-Compete Compensation and (ii) the Participant shall nonetheless remain bound by the provisions of Section 10(b) and Section 10(c) hereof for the remainder of the period during which he or she would have been bound by such obligations if no such violation had occurred.

g. The restrictive covenants set forth in Sections 10(a), 10(b) and 10(c) hereof shall be in addition to, and nothing in this Section 10 (including, without limitation, the Company’s rights under Section 10(f) hereof and any election by the Company to exercise or not exercise such rights) shall in any way prejudice the Company’s rights with respect to, any restrictive covenants and confidentiality obligations (or similar restrictions and obligations) in favor of the Company which are applicable to the Participant by law, in equity, or under any other plan, program, agreement or arrangement with the Company (including, without limitation, the Participant’s common law obligations with respect to the Company’s confidential information).

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h. The Participant recognizes that a breach or threatened breach of the restrictive covenants set forth in Sections 10(a), 10(b) and 10(c) hereof may give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Participant agrees that in the event of a breach or threatened breach of the restrictive covenants set forth in Section 10(a) hereof or, during the Salary Continuation Period (if any), Section 10(b) or Section 10(c) hereof, the Company may seek and obtain injunctive relief, temporary, preliminary or permanent, against such breach or threatened breach, in addition to recovering any monetary damages from the Participant. The Participant further agrees and acknowledges that greater injury would likely result by refusing the Company or its successors or assigns injunctive relief than by granting such injunctive relief. The Participant hereby waives any right to require the Company to obtain a bond in connection with any such injunctive proceedings. The Company shall also be entitled to recover from the Participant its reasonable attorneys’ fees and costs of any action that it successfully brings against the Participant for any breach or threatened breach described in this Section 10(h).

i. The restrictive covenants set forth in this Section 10 shall be binding upon, and shall inure to the benefit of, the Company, its Affiliates and their respective successors and assigns. By accepting an award under the Plan, the Participant agrees that the Company shall have the right to assign any or all of its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, public offering, or otherwise.

j. Notwithstanding anything to the contrary in this Plan, the construction, enforceability and interpretation of this Section 10 shall be governed by the laws of the state in which the Participant’s employer operates its principal place of business. Except as expressly provided herein, the failure of the Company to insist upon performance of any of the provisions of this Section 10 or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights. The Participant further agrees that any legal action relating to this Section 10 shall be commenced and maintained exclusively before any appropriate venue located in the local, county or federal court in which the Participant’s employer operates its principal place of business. Participants hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts.

11. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. The Participant hereby acknowledges that this Agreement, the Plan and the Management Stockholders’ Agreement supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement, including without limitation, any provision in such prior agreement or understanding, including without limitation any change of control agreement, that provides for the acceleration or waiver of any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity award held by the Participant.

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12. [Change in Control Agreement. The Participant hereby agrees that the Term (as that term is defined in the change in control agreement entered into between the Participant and Biomet, Inc. as of September 20, 2006 (the “Change in Control Agreement”)) of the Change in Control Agreement shall terminate on July 11, 2009, that the Change in Control Agreement shall cease to have any force and effect with respect to any termination of Employment that occurs on or after July 11, 2009, and that such Term shall not be affected by any change in control that may occur after the date hereof and prior to July 11, 2009. The Participant further agrees that, effective as of the date hereof, the Change in Control Agreement shall be amended as follows: (a) the definition of “Post-CIC Good Reason” therein shall be stricken therefrom and shall be replaced with the definition of “Good Reason” set forth in the Plan and (b) all references therein to the term “Post-CIC Good Reason” shall be stricken therefrom and shall be replaced with the term “Good Reason,” provided that, solely for purposes for the Change in Control Agreement, a termination of Participant’s Employment by reason of the Participant’s death shall constitute Good Reason. For the avoidance of doubt, except as modified by this Section 12 and Section 11 above, the Change in Control Agreement shall remain in full force and effect in accordance with its terms.]1

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Governing Law. Except as expressly provided in Section 10(j) hereof, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

15. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to the Agreement Termination Date, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the Management Stockholders’ Agreement and the Participant hereby agrees to be bound thereby. [Notwithstanding the forgoing, any determination made by the Board relating to the characterization of the Participant’s termination of Employment shall be subject to a de novo standard of review.]2

[Signature page follows]

[1]	To be included for individuals who are currently party to an effective change in control agreement.
[2]	To be included for the eight individuals with whom, as of the date hereof, the Company intends to enter into employment agreements.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands, and agrees to be bound by, this Agreement, the Plan and the Management Stockholders’ Agreement as of the day and year first written above.

LVB Acquisition, Inc.	Participant

By:	Name:
Title:	Date:

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